Exhibit 99.1

Verra Mobility Announces Third Quarter 2024 Financial Results

•
Total revenue of $225.6 million
•
Net income of $34.7 million
•
Net cash provided from operations of $108.8 million
•
Increasing 2024 Adjusted Free Cash Flow guidance and reaffirming all other financial guidance metrics

MESA, Ariz., October 31, 2024 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the third quarter ended September 30, 2024.

“We delivered a solid third quarter, highlighted by strong revenue, earnings, and cash flow generation,” said David Roberts, President and CEO, Verra Mobility. “Strong third quarter travel demand drove continued strength in Commercial Services and increased demand for automated traffic enforcement drove solid performance in Government Solutions. Moreover, we are continuing to see a robust bid pipeline for automated enforcement programs in our Government Solutions business. Based on our year-to-date financial performance and anticipated outlook for the remainder of the year, we are reaffirming our full year guidance for Total Revenue, Adjusted EBITDA and Adjusted EPS while increasing Adjusted Free Cash Flow guidance to the upper-end of the range provided.”

Third Quarter 2024 Financial Highlights

•
Revenue: Total revenue for the third quarter of 2024 was $225.6 million, an increase of 7% compared to $209.9 million for the third quarter of 2023. Service revenue growth was 8%, driven by 11% growth in Commercial Services segment and 7% growth from our Government Solutions segment. Commercial Services revenue growth was due to increases in travel volume, product adoption and tolling activity, and the growth in Government Solutions service revenue was driven by the expansion of speed programs and maintenance programs. Parking Solutions service revenue declined by $0.7 million, or 4% compared to the third quarter of 2023, as increased revenue from software as a service product offerings was offset by reduction in professional services related to parking management solutions.
•
Net income and Earnings Per Share (EPS): Net income for the third quarter of 2024 was $34.7 million, or $0.21 per share, based on 167.6 million diluted weighted average shares outstanding. Net income for the comparable 2023 period was $30.3 million, or $0.18 per share, based on 169.5 million diluted weighted average shares outstanding.
•
Adjusted EPS*: Adjusted EPS for the third quarter of 2024 was $0.32 per share compared to $0.29 per share for the third quarter of 2023.
•
Adjusted EBITDA*: Adjusted EBITDA was $104.7 million for the third quarter of 2024 compared to $97.4 million for the same period last year. Adjusted EBITDA margin was 46% of total revenue for 2024 and 2023.

•
Net Cash Provided from Operations: Cash provided by operating activities increased by approximately $46.4 million from $62.4 million for the three months ended September 30, 2023 to $108.8 million for the three months ended September 30, 2024 due primarily to timing considerations related to improved cash collections and other sources of working capital.
•
Adjusted Free Cash Flow*: Adjusted Free Cash Flow was $85.1 million for the third quarter of 2024 compared to $52.0 million for the same period last year. There were no adjustments to Free Cash Flow in the third quarter of 2024 or 2023.

*Non-GAAP measure; refer to “Non-GAAP Financial Measures” further below for explanatory notes and a reconciliation to the most directly comparable GAAP measure.

We report our results of operations based on three operating segments:

•
Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
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Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement cameras to detect and process traffic violations related to speed, red-light, school bus and city bus lane management.
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Parking Solutions provides an integrated suite of parking software, transaction processing and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Third Quarter 2024 Segment Detail

•
The Commercial Services segment generated total revenue of $109.1 million, an 11% increase compared to $98.1 million in the same period in 2023. Segment profit was $72.9 million, a 12% increase from $65.3 million in the prior year period. The increases in revenue and segment profit compared to the prior year period resulted from increased travel volume and product adoption for our rental car company customers, growth in revenue contributed from processing violations, titles and registrations, and an increase in enrolled vehicles and higher tolling activity for our fleet management customers. The segment profit margin was 67% for the third quarter of both 2024 and 2023.
•
The Government Solutions segment generated total revenue of $95.9 million, a 6% increase compared to $90.3 million in the same period in 2023. The increase was due to a 7% increase in service revenue over the prior year quarter, primarily driven by the expansion of speed programs and maintenance programs. The segment profit was $28.1 million in 2024 compared to $28.6 million in the prior year period with segment profit margins of 29% for 2024 and 32% for 2023. The decrease in segment profit was primarily attributable to increased operating expenses associated with enhancing customer-facing platforms and systems and increased selling, marketing and general expenses.
•
The Parking Solutions segment generated total revenue of $20.6 million, a 4% decrease compared to $21.5 million in the same period in 2023 due to a reduction in service revenue and a decrease in one-time product sales compared to the prior year quarter. The segment profit was $3.7 million compared to $3.5 million in the prior year period with segment profit margins of 18% for 2024 and 16% for 2023. The increase in segment profit was primarily due to a decrease in cost of product sales, operating expenses, and selling and general expenses.

Liquidity: As of September 30, 2024, cash and cash equivalents were $206.1 million, and we generated $108.8 million in net cash provided by operating activities for the three months ended September 30, 2024.

Net Debt and Net Leverage: As of September 30, 2024, Net Debt was $844.0 million and Net Leverage was 2.2x, as compared to $918.3 million and 2.5x as of December 31, 2023.

Share Repurchases

In October 2023, our Board of Directors authorized a new share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A Common Stock over an 18-month period in open market, accelerated share repurchase or privately negotiated transactions. On June 6, 2024, we entered into a share repurchase agreement with a stockholder, pursuant to which we repurchased, directly from the stockholder, 2.0 million shares of our Class A Common Stock for an aggregate purchase price of $51.5 million. The repurchased shares were subsequently retired. As of September 30, 2024, approximately $48.5 million remains available under our authorized share repurchase program.

2024 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

Based on our third quarter 2024 results and our outlook for the remainder of the year, we are reaffirming 2024 full year guidance for Total Revenue, Adjusted EBITDA and Adjusted EPS and increasing Adjusted Free Cash Flow to the upper-end of the range.

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Total Revenue at the upper-end of the range of $865 million to $880 million
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Adjusted EBITDA at the upper-end of the range of $395 million to $405 million
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Adjusted EPS at the upper-end of the range of $1.15 to $1.20
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Adjusted Free Cash Flow at the upper-end of the range of $155 million to $165 million
•
Net Leverage of approximately 2.0x

Underlying Assumptions for 2024 Full Year Guidance

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Weighted average fully diluted share count expected to be approximately 168 million shares for the full year 2024
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Effective tax rate (including state taxes) is expected to be 30%, with approximately $55 million in total cash taxes expected to be paid in 2024. The effective tax rate for Non-GAAP adjustments is provided in the Reconciliation of Net Income to Adjusted Net Income and Calculation of Adjusted EPS
•
Depreciation and amortization expense expected to be approximately $110 million for 2024
•
Total interest expense, net expected to be approximately $75 million, of which approximately $75 million is expected to be net cash interest paid
•
Change in working capital (change in operating assets and liabilities) is expected to result in a use of cash of approximately $35 million for 2024, excluding the one-time $31.5 million PlusPass legal settlement costs
•
Capital expenditures (purchases of installation and service parts and property and equipment) are expected to be approximately $75 million for 2024

Moreover, we are also providing a preliminary view of our anticipated 2025 outlook in advance of providing guidance in our fourth quarter earnings call. At this time, we anticipate 2025 revenue growth at the low end of our long-term 6% to 8% guide we provided at our July 2022 investor day. Additionally, we expect growth in 2025 Adjusted EBITDA dollars to be in the low-to-mid single digits compared to 2024.

Conference Call Details

Date: October 31, 2024

Time: 5:00 p.m. Eastern Time

U.S. and Canadian Callers Dial-in: 1-800-717-1738

Outside of U.S. and Canada Dial-in: 1-646-307-1865 for international callers

Request a return call: Available by clicking on the following link and requesting a return call: callme.viavid.com

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. ET on November 14, 2024, by dialing 1-844-512-2921 for the U.S. or Canada, and 1-412-317-6671 for international callers and entering passcode 1131162. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations website at http://ir.verramobility.com.

A copy of the earnings call presentation will be posted to our website.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Our transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. We are headquartered in Arizona, and operate in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Forward-looking statements include statements regarding changes and trends in the market for our products and services, expected operating results and metrics, such as revenue growth, expansion plans and opportunities, 2024 full year guidance, including expected total revenue, Adjusted EBITDA, Adjusted EPS, Adjusted Free Cash Flow and Net Leverage, the underlying assumptions for the 2024 full year guidance, including expected weighted average fully-diluted share count, effective tax rate and cash taxes, expected depreciation and amortization, expected interest expense, net and total net cash interest, expected change in working capital and expected capital expenditures, and the preliminary 2025 outlook, including anticipated travel volumes and the impact on revenue growth and portfolio mix in the Commercial Service segment, the expected timing for converting backlog to revenue in the Government Solutions segment, as well as anticipated business development investments in the Government Solutions segment and financial infrastructure investments. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, customer concentration in our Commercial Services and Government Solutions segments including risks impacting such segments, including travel demand and legislation; risks related to our contract with the New York City Department of Transportation, which comprises a material portion of our revenue and expires on December 31, 2024, including risks relating to securing an extension of the contract or winning the competitive procurement process for a new contract; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; decreases in the prevalence or political acceptance of, or an increase in governmental restrictions regarding, automated and other similar methods of photo enforcement, parking solutions or the use of tolling; our ability to successfully implement our acquisition strategy or integrate acquisitions; failure in or breaches of our networks or systems, including as a result of cyber-attacks or other incidents; risks and uncertainties related to our international operations/our ability to develop and successfully market new products and technologies into new markets; our failure to acquire necessary intellectual property or adequately protect our intellectual property;

our ability to manage our substantial level of indebtedness; our ability to maintain an effective system of internal controls, including our ability to remedy our material weakness on a timely basis; our ability to properly perform under our contracts and otherwise satisfy our customers; decreased interest in outsourcing from our customers; our ability to keep up with technological developments and changing customer preferences; our ability to compete in a highly competitive and rapidly evolving market; risks and uncertainties related to our share repurchase program; risks and uncertainties related to litigation, disputes and regulatory investigations; our reliance on specialized third-party vendors and service providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2023 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2024. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website including our quarterly earnings presentation as a means of disclosing material non-public information, additional financial and operating metrics and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin, Net Debt, and Net Leverage are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS, Adjusted Free Cash Flow or Net Leverage which are included in our 2024 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income, Adjusted EPS to net income per share, Adjusted Free Cash Flow to net cash provided by operating activities and Net Leverage, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use the non-GAAP metrics EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin to measure our performance from period to period, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. We use the non-GAAP metrics Free Cash Flow and Adjusted Free Cash Flow in connection with managing the business and converting Net Income to cash available for capital allocation and we use the non-GAAP metrics “Net Debt” and “Net Leverage” to understand our overall leverage position and to evaluate capital allocation decisions. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance, liquidity and leverage relative to other periods. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share, other consolidated income, cash flow or debt data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define “EBITDA” as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. “Adjusted EBITDA” further excludes certain non-cash expenses and non-recurring items.

Free Cash Flow

We define “Free Cash Flow” as net cash flow provided by operating activities less purchases of installation and service parts and property and equipment.

Adjusted Free Cash Flow

We define “Adjusted Free Cash Flow” as Free Cash Flow which further excludes certain one-time and non-recurring items such as the PlusPass legal settlement expense.

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses such as change in fair value of private placement warrants, change in fair value of interest rate swap, loss on extinguishment of debt, among other items.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

Net Debt

We define “Net Debt” as total long-term debt (including current portion of long-term debt) excluding original issue discounts and unamortized deferred financing costs, less cash and cash equivalents.

Net Leverage

We define “Net Leverage” as Net Debt divided by the trailing twelve months Adjusted EBITDA as of the current quarter-end. The trailing twelve months Adjusted EBITDA is the sum of the year-to-date Adjusted EBITDA reported in the current year and the applicable quarter-to-date Adjusted EBITDA amounts reported in the prior year period (for example, the trailing twelve months Adjusted EBITDA as of September 30, 2024 is the sum of the nine months ended September 30, 2024 and the three months ended December 31, 2023).

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$206,088	$136,309
Restricted cash	7,125	3,413
Accounts receivable (net of allowance for credit losses of $19.6 million and $18.5 million at September 30, 2024 and December 31, 2023, respectively)	194,587	197,824
Unbilled receivables	51,100	37,065
Inventory	18,708	17,966
Prepaid expenses and other current assets	51,407	46,961
Total current assets	529,015	439,538
Installation and service parts, net	30,134	22,895
Property and equipment, net	136,815	123,248
Operating lease assets	30,710	33,523
Intangible assets, net	251,327	301,025
Goodwill	838,151	835,835
Other non-current assets	34,429	33,919
Total assets	$1,850,581	$1,789,983
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$100,225	$78,749
Deferred revenue	30,204	28,788
Accrued liabilities	66,966	93,119
Tax receivable agreement liability, current portion	5,098	5,098
Current portion of long-term debt	—	9,019
Total current liabilities	202,493	214,773
Long-term debt, net of current portion	1,037,174	1,029,113
Operating lease liabilities, net of current portion	26,873	29,124
Tax receivable agreement liability, net of current portion	48,369	48,369
Asset retirement obligations	15,208	14,580
Deferred tax liabilities, net	16,886	18,360
Other long-term liabilities	17,032	14,197
Total liabilities	1,364,035	1,368,516
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	16	17
Additional paid-in capital	564,491	557,513
Accumulated deficit	(71,149)	(125,887)
Accumulated other comprehensive loss	(6,812)	(10,176)
Total stockholders' equity	486,546	421,467
Total liabilities and stockholders' equity	$1,850,581	$1,789,983

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2024	2023	2024	2023
Service revenue	$217,267	$201,029	$632,005	$581,777
Product sales	8,284	8,904	25,702	24,520
Total revenue	225,551	209,933	657,707	606,297
Cost of service revenue, excluding depreciation and amortization	5,378	5,150	14,324	13,718
Cost of product sales	5,621	6,864	18,755	18,209
Operating expenses	76,026	68,873	221,569	196,373
Selling, general and administrative expenses	47,918	42,276	142,432	125,494
Depreciation, amortization and (gain) loss on disposal of assets, net	26,718	27,597	81,215	87,018
Total costs and expenses	161,661	150,760	478,295	440,812
Income from operations	63,890	59,173	179,412	165,485
Interest expense, net	18,723	20,384	57,203	65,842
Change in fair value of private placement warrants	—	(553)	—	24,966
Loss (gain) on interest rate swap	913	60	494	(1,947)
Loss on extinguishment of debt	33	1,975	628	3,533
Other income, net	(4,272)	(4,498)	(13,970)	(12,766)
Total other expenses	15,397	17,368	44,355	79,628
Income before income taxes	48,493	41,805	135,057	85,857
Income tax provision	13,761	11,497	36,953	31,864
Net income	$34,732	$30,308	$98,104	$53,993
Other comprehensive income (loss):
Change in foreign currency translation adjustment	5,190	(4,189)	3,364	(3,561)
Total comprehensive income	$39,922	$26,119	$101,468	$50,432
Net income per share:
Basic	$0.21	$0.18	$0.59	$0.35
Diluted	$0.21	$0.18	$0.58	$0.34
Weighted average shares outstanding:
Basic	164,735	168,089	165,676	156,196
Diluted	167,624	169,497	168,318	157,133

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,
($ in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$34,732	$30,308
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,631	27,530
Amortization of deferred financing costs and discounts	1,043	1,131
Change in fair value of private placement warrants	—	(553)
Change in fair value of interest rate swap	1,169	202
Loss on extinguishment of debt	33	1,975
Credit loss expense	2,119	2,597
Deferred income taxes	(985)	(2,503)
Stock-based compensation	6,438	4,443
Other	284	172
Changes in operating assets and liabilities:
Accounts receivable	14,077	(14,783)
Unbilled receivables	(6,681)	(3,409)
Inventory	(142)	(1,006)
Prepaid expenses and other assets	769	(52)
Deferred revenue	3,609	(2,293)
Accounts payable and other current liabilities	24,570	18,169
Other liabilities	1,121	516
Net cash provided by operating activities	108,787	62,444
Cash Flows from Investing Activities:
Cash receipts for interest rate swap	256	142
Purchases of installation and service parts and property and equipment	(23,676)	(10,403)
Cash proceeds from the sale of assets	66	93
Net cash used in investing activities	(23,354)	(10,168)
Cash Flows from Financing Activities:
Repayment of long-term debt	—	(102,255)
Payment of debt issuance costs	(216)	(170)
Proceeds from the exercise of warrants	—	55,658
Share repurchases and retirement	—	(100,000)
Proceeds from the exercise of stock options	1,727	457
Payment of employee tax withholding related to RSUs and PSUs vesting	(168)	(49)
Net cash provided by (used in) financing activities	1,343	(146,359)
Effect of exchange rate changes on cash and cash equivalents	1,039	(1,086)
Net increase (decrease) in cash, cash equivalents and restricted cash	87,815	(95,169)
Cash, cash equivalents and restricted cash - beginning of period	125,398	213,499
Cash, cash equivalents and restricted cash - end of period	$213,213	$118,330

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
($ in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$98,104	$53,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,982	86,835
Amortization of deferred financing costs and discounts	3,437	3,600
Change in fair value of private placement warrants	—	24,966
Change in fair value of interest rate swap	1,316	(3,361)
Loss on extinguishment of debt	628	3,533
Credit loss expense	11,425	7,553
Deferred income taxes	(1,684)	(7,236)
Stock-based compensation	18,586	12,346
Other	749	306
Changes in operating assets and liabilities:
Accounts receivable	(7,891)	(35,854)
Unbilled receivables	(13,912)	(9,529)
Inventory	511	(1,061)
Prepaid expenses and other assets	(3,423)	2,948
Deferred revenue	1,401	3,475
Accounts payable and other current liabilities	(6,600)	27,059
Other liabilities	(474)	798
Net cash provided by operating activities	183,155	170,371
Cash Flows from Investing Activities:
Cash receipts (payments) for interest rate swap	822	(1,414)
Purchases of installation and service parts and property and equipment	(52,009)	(40,501)
Cash proceeds from the sale of assets	156	222
Net cash used in investing activities	(51,031)	(41,693)
Cash Flows from Financing Activities:
Repayment of long-term debt	(4,509)	(179,264)
Payment of debt issuance costs	(440)	(362)
Proceeds from the exercise of warrants	—	161,408
Share repurchases and retirement	(51,500)	(100,000)
Proceeds from the exercise of stock options	2,701	2,845
Payment of employee tax withholding related to RSUs and PSUs vesting	(5,826)	(3,077)
Net cash used in financing activities	(59,574)	(118,450)
Effect of exchange rate changes on cash and cash equivalents	941	(1,013)
Net increase in cash, cash equivalents and restricted cash	73,491	9,215
Cash, cash equivalents and restricted cash - beginning of period	139,722	109,115
Cash, cash equivalents and restricted cash - end of period	$213,213	$118,330

VERRA MOBILITY CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Net income	$34,732	$30,308	$98,104	$53,993
Interest expense, net	18,723	20,384	57,203	65,842
Income tax provision	13,761	11,497	36,953	31,864
Depreciation and amortization	26,631	27,530	80,982	86,835
EBITDA	93,847	89,719	273,242	238,534
Transaction and other related expenses (i)	2,483	152	4,124	484
Transformation expenses (ii)	983	1,582	2,552	2,306
Change in fair value of private placement warrants(iii)	—	(553)	—	24,966
Loss (gain) on interest rate swap (iv)	913	60	494	(1,947)
Loss on extinguishment of debt (v)	33	1,975	628	3,533
Stock-based compensation (vi)	6,438	4,443	18,586	12,346
Adjusted EBITDA	$104,697	$97,378	$299,626	$280,222

Adjusted EBITDA Margin	46%	46%	46%	46%

(i)
Transaction and other related expenses for the three and nine months ended September 30, 2024 primarily relates to deal costs incurred for potential acquisitions and debt modification costs related to the February 2024 refinancing of our First Lien term loan.
(ii)
Transformation expenses consist of severance and other employee separation costs related to exit activities initiated during each respective period.
(iii)
This is related to adjustments to the private placement warrants liability from the re-measurement to fair value at the end of the reporting period.
(iv)
Loss (gain) on interest rate swap is associated with the derivative instrument re-measured to fair value at the end of each reporting period offset by the related monthly cash receipts/payments.
(v)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the refinancing of our debt for the nine months ended September 30, 2024 and from the early repayments of debt for the three and nine months ended September 30, 2023.
(vi)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation Amended and Restated 2018 Equity Incentive Plan.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$108,787	$62,444	$183,155	$170,371
Purchases of installation and service parts and property and equipment	(23,676)	(10,403)	(52,009)	(40,501)
Free Cash Flow	85,111	52,041	131,146	129,870
Legal settlement	—	—	31,500	—
Income tax effect on adjustment (1)	—	—	(9,450)	—
Adjusted Free Cash Flow	$85,111	$52,041	$153,196	$129,870

(1)
The annual estimated effective tax rate to calculate the income tax effect on the legal settlement adjustment is 30.0%.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND CALCULATION OF ADJUSTED EPS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2024	2023	2024	2023
Net income	$34,732	$30,308	$98,104	$53,993
Amortization of intangibles	16,774	18,921	50,260	60,923
Transaction and other related expenses	2,483	152	4,124	484
Transformation expenses	983	1,582	2,552	2,306
Change in fair value of private placement warrants	—	(553)	—	24,966
Change in fair value of interest rate swap	1,169	202	1,316	(3,361)
Loss on extinguishment of debt	33	1,975	628	3,533
Stock-based compensation	6,438	4,443	18,586	12,346
Total adjustments before income tax effect	27,880	26,722	77,466	101,197
Income tax effect on adjustments	(8,354)	(7,843)	(23,051)	(22,536)
Total adjustments after income tax effect	19,526	18,879	54,415	78,661
Adjusted Net Income	$54,258	$49,187	$152,519	$132,654

Adjusted EPS	$0.32	$0.29	$0.91	$0.84
Diluted weighted average shares outstanding	167,624	169,497	168,318	157,133
Annual estimated effective income tax rate (1)	30%	31%	30%	31%

(1)
The annual estimated effective tax rate used above excludes discrete items as they do not impact taxable income. This rate differs from the period-to-date effective tax rate used on our condensed consolidated statements of operations which includes the discrete items.

RECONCILIATION OF TOTAL LONG-TERM DEBT TO NET DEBT AND NET LEVERAGE (Unaudited)

($ in thousands)	September 30, 2024	December 31, 2023
Total long-term debt, net of current portion	$1,037,174	$1,029,113
Current portion of long-term debt	—	9,019
Total long-term debt	1,037,174	1,038,132
Original issue discounts	2,745	3,646
Unamortized deferred financing costs	10,159	12,809
Total long-term debt, excluding original issue discounts and unamortized deferred financing costs	1,050,078	1,054,587
Cash and cash equivalents	(206,088)	(136,309)
Net Debt	$843,990	$918,278

Net Leverage	2.2x	2.5x
Trailing twelve months adjusted EBITDA	390,906	371,502

Adjusted EBITDA
Nine months ended September 30, 2024	$299,626	$—
Nine months ended September 30, 2023	—	280,222
Three months ended December 31, 2023	91,280	91,280
Trailing twelve months adjusted EBITDA	$390,906	$371,502

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com